Exhibit 10.1

FORM OF

AGREEMENT TO EXHANGE WARRANTS

Ritter Pharmaceuticals, Inc.

1880 Century Park East, Suite 1000

Los Angeles, California 90067

Ladies and Gentlemen:

This is to record the agreement between Ritter Pharmaceuticals, Inc. (the “Company”) and _________ (the “Warrantholder”) regarding the terms on which the Company will issue shares of common stock (“Common Stock”), par value $0.001 per share, to the Warrantholder in exchange for warrants originally issued to the Warrantholder on October 30, 2018 (the “2018 Warrants”) entitling the holders to purchase shares of Common Stock, which Agreement is as follows:

1.	The Company hereby agrees to issue __________ shares (the “Exchange Shares”) of Common Stock to the Warrantholder in exchange for __________ 2018 Warrants (the “Exchange”).

2.	In order to carry out the exchange of the Exchange Shares for the 2018 Warrants described in Section 1, at or prior to 6:00 p.m., Eastern Time on February 24, 2020 (the “Exchange Date”) (a) the number of Warrants stated in Section 1 shall be automatically deemed cancelled upon receipt of the Exchange Shares, and (b) the Company will cause Corporate Stock Transfer, Inc., as transfer agent for the Company, to issue via the Deposit / Withdrawal at Custodian system into an account with The Depositary Trust Company (“DTC”) specified by the Warrantholder, the number of shares of Common Stock stated in Section 1. The Exchange Shares shall not bear any restrictive legends. No later than five Nasdaq Capital Market trading days following the date hereof, the Warrantholder shall deliver the original certificate representing the 2018 Warrants stated in Section 1 above to the Company for cancellation. However, failure to deliver the original certificate will not affect the automatic cancellation of the Warrants described in clause (a). If the Company fails for any reason to deliver the Exchange Shares without restriction or any restrictive legend by February 24, 2020, the Company shall pay to the Warrantholder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Exchange Shares (based on the VWAP of the Common Stock on February 24, 2020) $10 per Nasdaq Capital Market trading day for each trading day after February 24, 2020 until the Exchange Shares without restriction or any restrictive legend are delivered to the Warrantholder. For purposes herein, “VWAP” means, for any date, if the Common Stock is then listed on the Nasdaq Capital Market or another trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Nasdaq Capital Market or such trading market as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

3.	The Warrantholder represents and warrants to the Company that:

a.	The Warrantholder owns all the 2018 Warrants described in Section 1 and has all power and authority that is necessary to enable the Warrantholder to exchange them for Common Stock as contemplated by this Agreement, without requiring consent of any other person or any governmental authority.

b.	After the 2018 Warrants described in Section 1 are automatically cancelled as described in Section 2, neither the Warrantholder nor any other person will have any rights under or with regard to the 2018 Warrants.

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c.	The Warrantholder is aware that:

i. On February 4, 2020, the Company filed a registration statement on Form S-4 (the “Registration Statement”) relating to a proposed merger (the “Merger”) with Qualigen, Inc. (“Qualigen”). Consummation of the Merger is subject to certain closing conditions including, among other things, the Registration Statement being declared effective by the Securities and Exchange Commission, approval by the stockholders of the Company and Qualigen, the Common Stock to be issued in the Merger being approved for listing on Nasdaq, the consummation of a pre-closing Qualigen financing, and the Company’s stockholders’ equity being no less than $0.00 as of immediately prior to the effective time of the Merger.

ii. Subject to the approval of the Company’s stockholders, as described in the Registration Statement, the Company intends to effect a reverse stock split prior to the consummation of the Merger, at a ratio to be determined in the future. If there is a reverse stock split, the number of shares that may be purchased by exercising the 2018 Warrants or the 2017 Warrants will be reduced proportionately, and the exercise price of the 2018 Warrants and the 2017 Warrants will be increased proportionately.

iii. The 2018 Warrants include a provision that states that upon a “Fundamental Transaction”, which would include the Merger, a holder of 2018 Warrants will have the right to require the Company or any successor entity to repurchase the 2018 Warrants at their fair value using the Black Scholes option pricing formula described in the 2018 Warrant agreement.

iv. The last sale price of the Common Stock reported on the Nasdaq Capital Market on February 20, 2020 was $0.2070 per share. The Company is not aware of any trading in the 2018 Warrants.

v. The Company files annual, quarterly and current reports and other information with the SEC. The materials the Company files with the SEC are available on the SEC’s website, www.sec.gov. They also are available on the Company’s website, www.ritterpharmaceuticals.com. The Company is current in its annual, quarterly and current reports and other filings with the SEC for purposes of SEC Rule 144.

4.	The Company represents and warrants to the Warrantholder as follows:

a.	The Company has all power and authority, and has obtained all approvals, that are necessary to enable it to issue Common Stock in exchange for 2018 Warrants as contemplated by this Agreement.

b.	When the Company issues the Exchange Shares, those shares (i) will be issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 3(a)(9) of the Securities Act, and (ii) will be duly authorized and issued, fully paid and non-assessable and will be eligible for trading on the Nasdaq Capital Market. For purposes of SEC Rule 144, the holding period of the Exchange Shares will include the holding period of the 2018 Warrants, which is more than six months, and the Company agrees not to take a position contrary to this sentence. The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue to the Exchange Shares without restriction or any restrictive legend without the need for any action by the Warrantholder.

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5.	From the date hereof until fifteen (15) days following the Exchange Date, neither the Company nor any subsidiary of the Company shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents. For purposes herein, “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

6.	The Company covenants and agrees that it has not entered into an agreement to exchange warrants with any other holder of 2018 Warrants (each, an “Other Warrantholder”) for any material amendments, modifications or exchanges to the terms of such 2018 Warrants (or settlement or exchange of such 2018 Warrants for other material consideration) (each a “More Favorable Agreement”), that is more favorable to such Other Warrantholder than those of the Warrantholder pursuant to this Agreement. From the date hereof until the earlier of (a) ninety (90) days following the Exchange Date or (b) the closing of the proposed merger between the Company and Qualigen, if the Company enters into a More Favorable Agreement with terms that are materially different from this Agreement (“material” shall be in the reasonable determination of the Warrantholder), then (i) the Company shall provide written notice thereof to the Warrantholder promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement that shall be, without any further action by the Warrantholder or the Company, automatically and retroactively to the date hereof, amended and modified in an economically and legally equivalent manner such that the Warrantholder shall receive the benefit of such more favorable material terms and/or conditions (as the case may be) set forth in such More Favorable Agreement, provided that upon written notice to the Company within five business days of such Company’s written notice, the Warrantholder may elect not to accept the benefit of any such amended or modified material term or condition, in which event the material term or condition contained in this Agreement shall continue to apply to the Warrantholder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Warrantholder. The provisions of this paragraph shall apply similarly and equally to each More Favorable Agreement and shall be effective whether or not the Warrantholder holds Exchange Shares at such time. The Company will notify the Warrantholder any time it enters into any agreement with any Other Warrantholder relating to the 2018 Warrants and, at the request of the Warrantholder, provide the Warrantholder with such agreement for its review.

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7.	The Company shall, on or before 8:30 a.m., New York City time, on the Nasdaq Capital Market trading day immediately following the date hereof issue a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby and attaching the form of this Agreement as an exhibit thereto (such Current Report on Form 8-K with all exhibits attached thereto, the “8-K Filing”). From and after the filing of the 8-K Filing, the Warrantholder shall not be in possession of any material, nonpublic information received from the Company or any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause its officers, directors, employees, affiliates and agents, not to, provide the Warrantholder with any material, nonpublic information regarding the Company from and after the filing of the 8-K Filing without the express written consent of the Warrantholder. To the extent that the Company delivers any material, non-public information to the Warrantholder without the Warrantholder’s express prior written consent, the Company hereby covenants and agrees that the Warrantholder shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents not to trade on the basis of, such material, non-public information. The Company shall not disclose the name of the Warrantholder in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Warrantholder or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Warrantholder will rely on the foregoing representations in effecting transactions in securities of the Company.

The Warrantholder is aware that the issuance of Exchange Shares in exchange for the 2018 Warrants, as described in this Agreement, has not been registered under the Securities Act and that the Exchange Shares are being issued in reliance on an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act.

8.	This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or .pdf transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the internal law of the State of New York.

(Signatures on following page)

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Please sign a copy of this Agreement which, when it is signed by the Company, will constitute a legally binding agreement between the Warrantholder and the Company.

Very truly yours,

[WARRANTHOLDER]

Dated: February 20, 2020	By
Name:
Title:

AGREED TO:

RITTER PHARMACEUTICALS, INC.

By:
Name:	Andrew J. Ritter
Title:	Chief Executive Officer

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